Exhibit 99.1
YETI Reports First Quarter 2024 Results
Net Sales Increased 13%
EPS Increased 50%; Adjusted EPS Increased 89%
Maintains Full Year 2024 Sales Outlook and Raises Full Year 2024 EPS Outlook

Austin, Texas, May 9, 2024 – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its financial results for the first quarter ended March 30, 2024. YETI reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. Please see “Non-GAAP Financial Measures,” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.

First Quarter 2024 Highlights

•Net sales increased 13%
◦Coolers & Equipment net sales increased 15%; Drinkware net sales increased 13%
◦Wholesale net sales increased 13%; Direct-to-consumer net sales increased 12%
◦International net sales increased 32%; U.S. net sales increased 9%
•Gross margin expansion of 360 basis points to 57.1%; Adjusted gross margin expansion of 450 basis points to 57.5%
•Operating margin expansion of 260 basis points to 7.6%; Adjusted operating margin expansion of 440 basis points to 11.6%
•EPS increased 50% to $0.18; Adjusted EPS increased 89% to $0.34
•Entered into a $100 million accelerated share repurchase agreement

Matt Reintjes, President and Chief Executive Officer, commented, “First quarter results were highlighted by balanced, double-digit growth across both our wholesale and direct-to-consumer channels, as well as our Drinkware and Coolers & Equipment categories. This performance was punctuated by our international sales mix reaching a record 19% coupled with re-acceleration in domestic growth. Profitability continued to show strength with both adjusted gross margin and adjusted operating margin expanding nearly 450 basis points during the period. Additionally, we completed our previously announced acquisitions, and entered into a $100 million accelerated share repurchase agreement.”

Mr. Reintjes continued, “We remain confident as we move into the second quarter and second half of the year. We are well positioned in Coolers & Equipment to leverage new innovation, expanded color options, and impactful product marketing. On top of that, we continue to see strong demand for our diverse range of Drinkware, as our brand continues to grow both domestically and internationally.”

First Quarter 2024 Results

Sales and adjusted sales both increased 13% to $341.4 million, compared to $302.8 million during the same period last year.

•Direct-to-consumer (“DTC”) channel sales increased 12% to $187.8 million, compared to $167.0 million in the prior year quarter, due to growth in both Drinkware and Coolers & Equipment.
•Wholesale channel sales increased 13% to $153.6 million, compared to $135.8 million in the same period last year, due to growth in both Coolers & Equipment and Drinkware.
•Drinkware sales increased 13% to $214.6 million, compared to $190.3 million in the prior year quarter, driven by the continued expansion and innovation of our Drinkware product offerings and new seasonal colorways.
•Coolers & Equipment sales increased 15% to $119.9 million, compared to $104.4 million in the same period last year, driven by strong performance in bags, soft coolers, and hard coolers.

Gross profit increased 20% to $194.8 million, or 57.1% of sales, compared to $161.9 million, or 53.5% of sales, in the first quarter of 2023. The 360 basis point increase in gross margin was primarily due to lower inbound freight costs and lower product costs.

Adjusted gross profit increased $35.7 million to $196.4 million, or 57.5% of adjusted sales, compared to $160.6 million, or 53.0% of adjusted sales, in the first quarter of 2023. The 450 basis point increase in gross margin was primarily due to lower inbound freight costs and lower product costs.

Selling, general, and administrative (“SG&A”) expenses increased 15% to $169.0 million, compared to $146.8 million in the first quarter of 2023. As a percentage of sales, SG&A expenses increased 100 basis points to 49.5% from 48.5% in the prior year period. This increase was primarily due to higher employee costs and marketing expenses, partially offset by lower warehousing costs.

Adjusted SG&A expenses increased 13% to $156.8 million, compared to $139.0 million in the first quarter of 2023. As a percentage of adjusted sales, adjusted SG&A expenses were flat at 45.9% compared to the prior year period, as higher employee costs and marketing expenses were offset by lower warehousing costs.

Operating income increased 71.0% to $25.8 million, or 7.6% of sales, compared to $15.1 million, or 5.0% of sales during the prior year quarter.

Adjusted operating income increased 82% to $39.6 million, or 11.6% of adjusted sales, compared to $21.7 million, or 7.2% of adjusted sales during the same period last year.

Net income increased 50% to $15.9 million, or 4.6% of sales, compared to $10.6 million, or 3.5% of sales in the prior year quarter; Net income per diluted share was $0.18, compared to $0.12 in the prior year quarter.

Adjusted net income increased 89% to $29.3 million, or 8.6% of adjusted sales, compared to $15.5 million, or 5.1% of adjusted sales in the prior year quarter; Adjusted net income per diluted share increased 89% to $0.34, compared to $0.18 per diluted share in the prior year quarter.

Balance Sheet and Other Highlights

Cash increased $6.1 million to $173.9 million, compared to $167.8 million at the end of the first quarter of 2023.

Inventory increased 5% to $363.9 million, compared to $347.0 million at the end of the prior year quarter.

Total debt, excluding finance leases and unamortized deferred financing fees, was $81.2 million, compared to $84.4 million at the end of the first quarter of 2023. During the first quarter of 2024, we made mandatory debt payments of $1.1 million.

Updated 2024 Outlook

Mr. Reintjes concluded, “With the bulk of the year ahead of us, we are maintaining our topline outlook as we weigh our strong first quarter execution with the ongoing uncertainties that persist in the market. However, with the continued momentum in our gross margin improvement and the execution of our accelerated share repurchase, we have raised our full year bottom line range. We remain focused on strategic investments to drive the YETI brand, product innovation, channel growth and global expansion.”

For Fiscal 2024, YETI expects:

•Adjusted sales to increase between 7% and 9% (consistent with previous outlook);
•Adjusted operating income as a percentage of adjusted sales between 16.0% and 16.5% (versus previous outlook of approximately 16.0%);
•An effective tax rate of approximately 25.3% (compared to 24.8% in the prior year period);
•Adjusted net income per diluted share between $2.49 and $2.62 (versus previous outlook of between $2.45 and $2.50), reflecting an 11% to 16% increase;
•Diluted weighted average shares outstanding of approximately 86.1 million (versus previous outlook of 87.4 million); and
•Capital expenditures of approximately $60 million primarily to support investments in technology and new product innovation.

2024 Accelerated Share Repurchase

As previously announced, during the first quarter of 2024, our Board of Directors approved a share repurchase program of up to $300 million of YETI’s common stock (the “Share Repurchase Program”). On February 27, 2024, we entered into an accelerated share repurchase agreement (the “ASR Agreement”) with Goldman Sachs & Co. LLC (“Goldman Sachs”) to repurchase $100 million of YETI’s common stock. Pursuant to the ASR Agreement, we made a payment of $100 million to Goldman Sachs and received an initial delivery of approximately 2.0 million shares of YETI’s common stock. In the second quarter of 2024, the ASR Agreement was completed, and we received approximately 0.6 million additional shares of YETI’s common stock. The ASR Agreement resulted in the total repurchase of approximately 2.6 million shares. As of March 30, 2024, $200 million remained available under the Share Repurchase Program.

Conference Call Details
A conference call to discuss the first quarter of 2024 financial results is scheduled for today, May 9, 2024, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 833-816-1399 (international callers, please dial 412-317-0492) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at http://investors.yeti.com. A replay will be available through May 23, 2024 by dialing 844-512-2921 (international callers, 412-317-6671). The accompanying access code for this call is 10187799.

About YETI Holdings, Inc.
Headquartered in Austin, Texas, YETI is a global designer, retailer, and distributor of innovative outdoor products. From coolers and drinkware to bags and apparel, YETI products are built to meet the unique and varying needs of diverse outdoor pursuits, whether in the remote wilderness, at the beach, or anywhere life takes you. By consistently delivering high-performing, exceptional products, we have built a strong following of brand loyalists throughout the world, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. We have an unwavering commitment to outdoor and recreation communities, and we are relentless in our pursuit of building superior products for people to confidently enjoy life outdoors and beyond. For more information, please visit www.YETI.com.

Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we supplement our results with non-GAAP financial measures, including adjusted net sales, adjusted gross profit, adjusted SG&A expenses, adjusted operating income, adjusted net income, adjusted net income per diluted share as well as adjusted gross profit and adjusted SG&A expenses, adjusted operating income and adjusted net income as a percentage of adjusted net sales. Our management uses these non-GAAP financial measures in conjunction with GAAP financial measures to measure our profitability and to evaluate our financial performance. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the underlying operating performance of our business and are appropriate to enhance an overall understanding of our financial performance. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered along with GAAP financial performance measures. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.

YETI does not provide a reconciliation of forward-looking non-GAAP to GAAP financial measures because such reconciliations are not available without unreasonable efforts. This is due to the inherent difficulty in forecasting with reasonable certainty certain amounts that are necessary for such reconciliation, including in particular the impact of the voluntary recalls and realized and unrealized foreign currency gains and losses reported within other expense. For the same reasons, we are unable to forecast with reasonable certainty all deductions and additions needed in order to provide a forward-looking GAAP financial measures at this time. The amount of these deductions and additions may be material and, therefore, could result in forward-looking GAAP financial measures being materially different or less than forward-looking non-GAAP financial measures. See “Forward-looking statements” below.

Forward-looking statements
This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. Forward-looking statements include statements containing words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements made relating to our future expectations relating to our share repurchase program, demand and market conditions, pricing conditions, expected sales, gross margin, operating expense and cash flow levels, and our expectations for opportunity, growth, investments, and new products, including those set forth in the quotes from YETI’s President and CEO, and the 2024 financial outlook provided herein, constitute forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: (i) economic conditions or consumer confidence in future economic conditions; (ii) our ability to maintain and strengthen our brand and generate and maintain ongoing demand for our products; (iii) our ability to successfully design, develop and market new products; (iv) our ability to effectively manage our growth; (v) our ability to expand into additional consumer markets, and our success in doing so; (vi) the success of our international expansion plans; (vii) our ability to compete effectively in the outdoor and recreation market and protect our brand; (viii) the level of customer spending for our products, which is sensitive to general economic conditions and other factors; (ix) problems with, or loss of, our third-party contract manufacturers and suppliers, or an inability to obtain raw materials; (x) fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; (xi) our ability to accurately forecast demand for our products and our results of operations; (xii) our relationships with our national, regional, and independent retail partners, who account for a significant portion of our sales; (xiii) the impact of natural disasters and failures of our information technology on our operations and the operations of our manufacturing partners; (xiv) our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; (xv) the impact of our indebtedness on our ability to invest in the ongoing needs of our business, and (xvi) our ability to successfully execute our share repurchase program and its impact on stockholder value and the volatility of the price of our common stock. For a more extensive list of factors that could materially affect our results, you should read our filings with the United States Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 30, 2023, as such filings may be amended, supplemented or superseded from time to time by other reports YETI files with the SEC.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.

The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. Many of the foregoing risks and uncertainties may be exacerbated by the global business and economic environment, including ongoing geopolitical conflicts. Solely for convenience, certain trademark and service marks referred to in this press release appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and service marks.

Investor Relations Contact:
Tom Shaw, 512-271-6332
Investor.relations@yeti.com

Media Contact:
YETI Holdings, Inc. Media Hotline
Media@yeti.com
* * * * *

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 30, 2024	April 1, 2023
Net sales	$341,394	$302,796
Cost of goods sold	146,581	140,926
Gross profit	194,813	161,870
Selling, general, and administrative expenses	168,996	146,772
Operating income	25,817	15,098
Interest income (expense), net	659	(594)
Other (expense) income, net	(4,101)	6
Income before income taxes	22,375	14,510
Income tax expense	(6,520)	(3,946)
Net income	$15,855	$10,564

Net income per share
Basic	$0.18	$0.12
Diluted	$0.18	$0.12

Weighted-average shares outstanding
Basic	86,355	86,529
Diluted	87,157	87,086

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	March 30, 2024	December 30, 2023	April 1, 2023
ASSETS
Current assets
Cash	$173,911	$438,960	$167,841
Accounts receivable, net	108,350	95,774	95,582
Inventory	363,919	337,208	347,002
Prepaid expenses and other current assets	57,005	42,463	44,461
Total current assets	703,185	914,405	654,886
Property and equipment, net	129,941	130,714	124,843
Operating lease right-of-use assets	77,171	77,556	54,421
Goodwill	72,894	54,293	54,293
Intangible assets, net	133,927	117,629	100,813
Other assets	2,686	2,595	17,259
Total assets	$1,119,804	$1,297,192	$1,006,515

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$139,133	$190,392	$101,703
Accrued expenses and other current liabilities	97,359	130,026	177,058
Taxes payable	29,151	33,489	6,778
Accrued payroll and related costs	11,057	23,141	8,531
Operating lease liabilities	15,703	14,726	11,293
Current maturities of long-term debt	6,367	6,579	24,436
Total current liabilities	298,770	398,353	329,799
Long-term debt, net of current portion	77,379	78,645	65,719
Operating lease liabilities, non-current	75,398	76,163	54,219
Other liabilities	21,358	20,421	14,217
Total liabilities	472,905	573,582	463,954

Stockholders’ Equity
Common stock	889	886	883
Treasury stock, at cost	(180,702)	(100,025)	(100,025)
Additional paid-in capital	373,697	386,377	363,205
Retained earnings	454,291	438,436	279,115
Accumulated other comprehensive loss	(1,276)	(2,064)	(617)
Total stockholders’ equity	646,899	723,610	542,561
Total liabilities and stockholders’ equity	$1,119,804	$1,297,192	$1,006,515

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 30, 2024	April 1, 2023
Cash Flows from Operating Activities:
Net income	$15,855	$10,564
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	11,474	11,402
Amortization of deferred financing fees	163	138
Stock-based compensation	8,497	6,775
Deferred income taxes	(7)	6,832
Impairment of long-lived assets	2,025	—
Other	3,117	(303)
Changes in operating assets and liabilities:
Accounts receivable	(9,480)	(16,114)
Inventory	(11,090)	23,988
Other current assets	(10,425)	(10,930)
Accounts payable and accrued expenses	(106,536)	(69,655)
Taxes payable	(8,032)	(8,512)
Other	765	(873)
Net cash used in operating activities	(103,674)	(46,688)
Cash Flows from Investing Activities:
Purchases of property and equipment	(10,644)	(10,082)
Business acquisition, net of cash acquired	(36,164)	—
Additions of intangibles, net	(11,197)	(3,165)
Net cash used in investing activities	(58,005)	(13,247)
Cash Flows from Financing Activities:
Repayments of long-term debt	(1,055)	(5,625)
Taxes paid in connection with employee stock transactions	(1,174)	(1,737)
Proceeds from employee stock transactions	—	679
Finance lease principal payment	(586)	(710)
Repurchase of common stock	(100,000)	—
Net cash used in financing activities	(102,815)	(7,393)
Effect of exchange rate changes on cash	(555)	428
Net decrease in cash	(265,049)	(66,900)
Cash, beginning of period	438,960	234,741
Cash, end of period	$173,911	$167,841

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	Three Months Ended
	March 30, 2024	April 1, 2023
Net sales	$341,394	$302,796
Product recall(1)	—	16
Adjusted net sales	$341,394	$302,812

Gross profit	$194,813	$161,870
Transition costs(2)	1,547	—
Product recall(1)	—	(1,237)
Adjusted gross profit	$196,360	$160,633

Selling, general, and administrative expenses	$168,996	$146,772
Non-cash stock-based compensation expense	(8,497)	(6,775)
Long-lived asset impairment	(2,025)	—
Product recall(1)	—	(167)
Organizational realignment costs(3)	(1,122)	(880)
Transition costs(4)	(542)	—
Adjusted selling, general, and administrative expenses	$156,810	$138,950

Gross margin	57.1%	53.5%
Adjusted gross margin	57.5%	53.0%
SG&A expenses as a % of net sales	49.5%	48.5%
Adjusted SG&A expenses as a % of adjusted net sales	45.9%	45.9%
_________________________
(1)Represents adjustments and charges associated with recalls.
(2)Represents inventory disposal costs and inventory step-up costs in connection with the acquisition of Mystery Ranch, LLC. Inventory step-up costs are expensed as the acquired inventory is sold.
(3)Represents employee severance costs in connection with strategic organizational realignments.
(4)Represents transition costs in connection with the acquisition of Mystery Ranch, LLC, including third-party business integration costs.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	Three Months Ended
	March 30, 2024	April 1, 2023
Operating income	$25,817	$15,098
Adjustments:
Non-cash stock-based compensation expense(1)	8,497	6,775
Long-lived asset impairment(1)	2,025	—
Product recalls(2)	—	(1,070)
Organizational realignment costs(1)(3)	1,122	880
Transition costs(4)	2,089	—
Adjusted operating income	$39,550	$21,683

Net income	$15,855	$10,564
Adjustments:
Non-cash stock-based compensation expense(1)	8,497	6,775
Long-lived asset impairment(1)	2,025	—
Product recalls(2)	—	(1,070)
Organizational realignment costs(1)(3)	1,122	880
Transition costs(4)	2,089	—
Other income (expense), net(5)	4,101	(6)
Tax impact of adjusting items(6)	(4,369)	(1,612)
Adjusted net income	$29,320	$15,531

Net sales	$341,394	$302,796
Adjusted net sales	$341,394	$302,812

Operating income as a % of net sales	7.6%	5.0%
Adjusted operating income as a % of adjusted net sales	11.6%	7.2%

Net income as a % of net sales	4.6%	3.5%
Adjusted net income as a % of adjusted net sales	8.6%	5.1%

Net income per diluted share	$0.18	$0.12
Adjusted net income per diluted share	$0.34	$0.18

Weighted average shares outstanding used to compute adjusted net income per diluted share	87,157	87,086
_________________________
(1)These costs are reported in SG&A expenses.
(2)Represents adjustments and charges associated with recalls.
(3)Represents employee severance costs in connection with strategic organizational realignments.
(4)Represents transition costs in connection with the acquisition of Mystery Ranch, LLC, including inventory disposal costs, inventory step-up costs and third-party business integration costs.
(5)Other income (expense), net substantially consists of realized and unrealized foreign currency gains and losses on intercompany balances that arise in the ordinary course of business.
(6)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5% for both the three months ended March 30, 2024 and April 1, 2023.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited) (In thousands)

	Three Months Ended March 30, 2024			Three Months Ended April 1, 2023
	Net Sales	Product Recalls(1)	Adjusted Net Sales	Net Sales	Product Recalls(1)	Adjusted Net Sales
Channel
Wholesale	$153,568	$—	$153,568	$135,829	$16	$135,845
Direct-to-consumer	187,826	—	187,826	166,967	—	166,967
Total	$341,394	$—	$341,394	$302,796	$16	$302,812

Category
Coolers & Equipment	$119,906	$—	$119,906	$104,354	$16	$104,370
Drinkware	214,580	—	214,580	190,287	—	190,287
Other	6,908	—	6,908	8,155	—	8,155
Total	$341,394	$—	$341,394	$302,796	$16	$302,812

Geographic Region
United States	$275,796	$—	$275,796	$252,986	$9	$252,995
International	$65,598	$—	$65,598	$49,810	$7	$49,817
Total	$341,394	$—	$341,394	$302,796	$16	$302,812
_________________________
(1)Represents adjustments and charges associated with recalls.

YETI HOLDINGS, INC.
Fiscal 2024 Outlook
(Unaudited) (In thousands except per share amounts)

	Fiscal 2023	Fiscal 2024 Outlook
		Low	High
Adjusted net sales	$1,680,413	$1,798,042	$1,831,650

Adjusted operating income	$262,785	$287,687	$302,222
Adjusted operating income as a % of adjusted net sales	15.6%	16.0%	16.5%

Adjusted net income	$196,987	$214,512	$225,366
Adjusted net income as a % of adjusted net sales	11.7%	11.9%	12.3%

Adjusted net income per diluted share	$2.25	$2.49	$2.62
Weighted average shares outstanding - diluted	87,403	86,105	86,105

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands)

Twelve Months Ended
December 30, 2023
Net sales	$1,658,713
Product recall(1)	21,700
Adjusted net sales	$1,680,413

Operating income	$225,458
Adjustments:
Non-cash stock-based compensation expense(2)	29,800
Long-lived asset impairment(2)	2,927
Product recalls(1)	1,895
Organizational realignment costs(2)(3)	1,582
Business optimization expense(2)(4)	582
Transaction costs(2)(5)	541
Adjusted operating income	$262,785

Net income	$169,885
Adjustments:
Non-cash stock-based compensation expense(2)	29,800
Long-lived asset impairment(2)	2,927
Product recalls(1)	1,895
Organizational realignment costs(2)(3)	1,582
Business optimization expense(2)(4)	582
Transaction costs(2)(5)	541
Other expense(6)	(1,430)
Tax impact of adjusting items(7)	(8,795)
Adjusted net income	$196,987

Operating income as a % of net sales	13.6%
Adjusted operating income as a % of net sales	15.6%

Net income as a % of net sales	10.2%
Adjusted net income as a % of net sales	11.7%

Net income per diluted share	$1.94
Adjusted net income per diluted share	$2.25

Weighted average common shares outstanding used to compute adjusted net income per diluted share	87,403
_________________________
(1)Represents adjustments and charges associated with product recalls.
(2)These costs are reported in SG&A expenses.
(3)Represents employee severance costs in connection with strategic organizational realignments.
(4)Represents start-up costs, transition and integration charges associated with our new distribution facilities in the Netherlands and Australia.
(5)Represents third-party costs related to the announced acquisition of Mystery Ranch, LLC, including professional, legal, and other transaction costs.
(6)Other expense substantially consists of realized and unrealized foreign currency gains and losses on intercompany balances that arise in the ordinary course of business.
(7)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5%.